Tarpon Industries, Inc. Third Quarter Revenue Increases 30%

     o Achieves Positive Quarterly Operating Income
     o Q3 `06 Gross Margins up 25% over Q2 `06
     o Achieves Positive EBITDA for Second Consecutive Quarter
     o Q3 '06 SG&A Reduced 26% over Q2 `06

MARYSVILLE, MI----November 16, 2006 -- Tarpon Industries, Inc. (AMEX:TPO ), a manufacturer and distributor of engineered steel storage rack systems and structural and mechanical steel tubing , today announced results for its third quarter ended September 30, 2006. Revenues for the third quarter were $20.0 million compared with $15.3 million for the quarter ended September 30, 2005 and compared with $21.4 million for the quarter ended June 30, 2006, historically the strongest quarter in the year. Revenues for the third quarter of 2006 quarter increased 30% over the same quarter in 2005.

The company reported a third quarter 2006 net loss of $446,000 or $0.09 per fully diluted share, compared with a second quarter 2006 loss of $5.7 million or $1.22 per share which included a $4.3 million impairment charge and compared with a loss in the third quarter of 2005 of $1.4 million or $.0.30 per fully diluted share.

Gross margin as a percent of sales was 9.1% in third quarter of 2006 compared with 6.8% in the second quarter of 2006 and 10.1% in the third quarter of 2005. The margin increase of 25% in the third quarter of 2006 over the second quarter of 2006 was due primarily to a substantial increase in the SpaceRak division's sales volume and to price increases in all Tarpon operating divisions in response to rising material costs. The decrease in margin in the third quarter of 2006 compared with the same quarter of 2005 was attributed primarily to sharp declines in margins within the galvanized product line at Steelbank, reflecting market conditions for mechanical tube products. This decline was offset by substantial margin improvements year over year in the SpaceRak and EWCO Tubing divisions.

Selling, general and administrative expense for the third quarter of 2006 quarter was $1.8 million compared with $2.4 million in the second quarter of 2006 and $3.1 million in third quarter of 2005. The reduced SG&A expense in the third quarter of 2006 reflected the Company's initiative to reduce fixed costs which was achieved by reductions in personnel costs, professional fees, insurance and other administrative expenses. The SG&A expenses in the third quarter of 2005 included a $0.9 million charge to write off a bad debt from a large customer, FENCEMaster. Excluding the bad debt, SG&A expenses in the third quarter of 2005 were $2.2 million.

As a result of the above improvements in margins and cost reduction, Tarpon posted an operating profit of $42,000 in the third quarter of 2006 compared with an operating loss of $5.3 million in the second quarter of 2006, including $4.3 million of impairment charges and a loss of $1.6 million in the third quarter of 2005.

Chief Executive Officer Jim Bradshaw said, "Results for the third quarter of 2006 demonstrated solid execution of our plan to generate positive cash flow. Key elements of our plan include: (1) aggressive sales programs to broaden our customer base including more profitable sectors, (2) raising gross margins through effective pricing strategies and manufacturing efficiencies, and (3) reducing our fixed charges including administrative expense and borrowing costs."

Revenues for nine months year ended September 30, 2006 were $58.5 million, an increase of 31 % over the $44.4 million reported for the nine months ended September 30, 2005, which included the operations of Steelbank since its acquired date, mid-February2005. SpaceRak enjoyed 54% sales growth year over year while EWCO Tubing grew 9% and Steelbank grew 32%, respectively.

Gross margin for the nine months ended September 30, 2006 was 7.8% compared with 6.6% for the same nine month period a year ago. Margins at SpaceRak and EWCO Tubing grew by 500 basis points and 280 basis points respectively while margins at Steelbank declined year over year.

Operating loss for the nine months ended September 30, 2006 was $6.6 million. Net of $4.3 million in impairment charges incurred in the second quarter of 2006, year to date 2006 operating loss was $2.3 million compared with $4.4 million in operating losses incurred for the same period in 2005.

Net loss for the nine months ended September 30, 2006 was $9.0 million or $.1.89 per fully diluted share compared with the $4.5 million, or $1.11 for the comparable period in 2005."Going forward, we would expect to see continued robust sales for SpaceRak", said Mr. Bradshaw. "Our tubing markets will likely experience seasonal declines in sales volumes".

"In addition to operating improvements made in 2006, we are encouraged by a number of other positive developments which will put the company in a better position going forward", said Stan Baumgartner, Chief Financial Officer.

Earlier this month, Tarpon reached agreement to sell to Agellan Investment, Inc., a Canadian real estate developer, the Company's the Haines Road land and building and to lease the manufacturing site back to Steelbank. The sale is scheduled to close November 22, 2006. The sale will pay down in full the $4.6 million (Cdn $5.1 million) of mortgage debt on the property and add to working capital.

Tarpon recently received notice from the American Stock Exchange of approval of the Company's plan in order to retain its listing status, with that plan being subject to periodic reviews by AMEX to confirm Tarpon is meeting plan targets and plan achievement required by January 31, 2007..

On October 2006, Tarpon announced the appointment of Rehmann Robson, a division of The Rehmann Group, LLC, as its independent registered public accounting firm.

In October of 2006 Tarpon added strength to its Board of Directors with the appointment of Gerald Stein to the Board. Mr. Stein brings tremendous industry experience to Tarpon and will serve on its audit, compensation and nominating committees.

Finally, Tarpon has engaged a placement agent to assist it in raising equity and restructuring Tarpon's debt, including reducing principal amortization from current levels, which commenced in November and are ongoing.

Tarpon Industries,

Inc. will hold a conference call at 11:00 AM. ET on Thursday, November 16, 2006. Interested parties are invited to listen to the call live or over the Internet at http://viavid.net/dce.aspx?sid=0000384D. The call will also be available by dialing 877-860-4996, or for international callers, 973-582-2854. If you are unable to participate, an audio digital replay of the call will be available from November 16, 2006 at 1:00 PM until 11:59 PM on November 19, 2006 by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international) using replay pin number 8115077.

Tarpon Industries, Inc.

Tarpon Industries, Inc., through its wholly owned subsidiaries within the United States and Canada, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems. The company's mission is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, engineered steel storage rack systems and related products. For more information, please visit Tarpon's website at http://www.tarponind.com.

Forward-Looking Statements

Certain statements made by Tarpon in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales, our ability to successfully integrate acquisitions, changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors, costs related to legal and administrative matters, our ability to realize cost savings expected, inefficiencies related to production that are greater than anticipated, changes in technology and technological risks, foreign currency fluctuations, increased fuel costs, increased steel costs as it relates to our selling price, work stoppages and strikes at our facilities and those of our customers, the presence of downturns in customer markets where the company's goods and services are sold, financial and business downturns of our customers or vendors, and other factors, uncertainties, challenges, and risks detailed in Tarpon's public filings with the Securities and Exchange Commission. Tarpon does not intend or undertake any obligation to update any forward-looking statements.

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

                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (unaudited)


                                                           Three Months Ended                            Nine Months Ended
                                                           ------------------                            -----------------
                                                              September 30,                               September 30,
                                                              -------------                               -------------
                                                          2006            2005                     2006                 2005
                                                          ----            ----                     ----                 ----
REVENUES:
Sales, net of customer discounts                $    19,995,167     $    15,341,121        $    58,530,359      $    44,446,385

Cost of goods sold                                   18,171,033          13,794,780             53,941,848           41,509,714
                                                     ----------          ----------             ----------           ----------

          Gross Profit                                1,824,134           1,546,341              4,588,511            2,936,671

OPERATING EXPENSES:
Selling, general and administrative expenses          1,782,239           3,096,654              6,821,088            7,368,947
Impairment                                                    -                   -              4,326,177                    -
                                                     ----------          ----------             ----------           ----------
          Total operating expense                     1,782,239           3,096,654             11,147,265            7,368,947
                                                      ---------           ---------             ----------            ---------


OPERATING INCOME (LOSS)                                  41,895          (1,550,313)            (6,558,754)          (4,432,276)

OTHER (INCOME) EXPENSE:
Miscellaneous (income) expense                           23,134              10,380                 55,046              (28,098)
Financing costs                                          21,931               8,886                 65,479               28,204
(Gain) on derivatives                                  (268,874)                  -               (961,874)                   -
(Gain) on Settlement of Default Interest
Liability                                              (389,250)                                  (389,250)
Foreign exchange (gain)                                 (59,564)           (555,419)              (111,028)            (608,765)
                                                        --------           ---------              ---------            ---------
          Total other (income) - net                   (672,623)           (536,153)            (1,341,627)            (608,659)
                                                       ---------           ---------            -----------            ---------

INTEREST EXPENSE, NET:
Interest                                               1,161397             268,135              3,808,314              736,655
Interest income                                            (276)             (4,801)               (35,311)              (9,650)
                                                      ---------             -------               --------              -------
          Total interest expense, net                 1,161,121             263,334              3,773,003              727,005
                                                      ---------             -------              ---------              -------

LOSS BEFORE INCOME TAXES                               (446,603)         (1,277,494)            (8,990,130)          (4,550,622)
INCOME TAX PROVISION (BENEFIT)                                -             135,548                      -              (60,073)
                                                     ----------          ----------             ----------           ----------

NET LOSS                                        $      (446,603)     $   (1,413,042)     $      (8,990,130)     $    (4,490,549)
                                                      ---------     -   -----------     -      -----------     -    -----------

NET LOSS PER COMMON SHARE - BASIC AND DILUTED   $         (0.09)     $        (0.30)     $           (1.89)     $         (1.11)
                                                     ----------          ----------             ----------           ----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES              4,929,973           4,640,130              4,750,930            4,043,596
OUTSTANDING

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


                                          CONSOLIDATED BALANCE SHEETS

                                                                                      September 30, 2006       December 31, 2005
ASSETS:                                                                                 (unaudited)
CURRENT ASSETS:
Cash and cash equivalents                                                          $           174,918     $            7,317,364
Accounts receivable (less allowance for doubtful accounts for 2006 of
     $277,867 and for 2005 of $192,901)                                                     10,858,014                  7,730,029
Inventories                                                                                  8,031,991                  6,919,638
Other current assets                                                                           739,781                    367,681
                                                                                       -----------------       --------------------
       Total current assets                                                                 19,804,704                 22,334,712

Property plant and equipment - net                                                          10,502,638                 11,139,700
Deferred financing costs - net                                                               1,093,110                  1,973,754
Goodwill                                                                                             -                  2,808,800
Intangible assets, net of amortization                                                               -                    693,590
Other assets                                                                                         -                     55,365
                                                                                      -----------------       --------------------
TOTAL ASSETS                                                                       $        31,400,452     $           39,005,921
                                                                                      =================       ====================

LIABILITIES AND SHAREHOLDERS' EQUITY / (DEFICIT):
CURRENT LIABILITIES:
Short-term debt                                                                    $        13,793,505     $          11,344,379
Current maturities of long-term debt                                                         8,510,349                 9,250,944
Accounts payable - trade                                                                    10,204,601                11,270,836
Customer advance payments                                                                      267,846                   121,068
Other current liabilities                                                                    1,504,079                 1,430,401
                                                                                      -----------------       -------------------
       Total current liabilities                                                            34,280,380                33,417,628

Long-term debt less current maturities                                                           4,595                    10,242
Other long-term liabilities                                                                    126,000                   382,667
                                                                                      -----------------       -------------------
TOTAL LIABILITIES                                                                           34,410,975                33,810,537

SHAREHOLDERS' EQUITY / (DEFICIT):
Preferred shares; no par value, authorized; no shares issued at September 30,
       2006 and at December 31, 2005                                                                 -                         -
Common shares; no par value, 20,000,000 shares authorized at September 30,
       2006 and at December 31, 2005; issued and outstanding, 4,801,982 shares
       at September 30, 2006 and 4,640,130 shares at December 31, 2005                     16,124,940                 15,625,625
Accumulated deficit                                                                       (19,711,000)               (10,720,870)
Accumulated other comprehensive income                                                        575,537                    290,629
                                                                                      -----------------       --------------------
          Total shareholders' equity / (deficit)                                           (3,101,523)                 5,195,384
                                                                                      -----------------       --------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY /(DEFICIT)                              $       31,400,452      $          39,005,921
                                                                                      =================       ====================
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